Exhibit 99

For Immediate Release	Contact Information
Friday, October 14, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Remedies Compliance Deficiency Identified in Nasdaq Notification

     SAN ANTONIO -- Oct. 14, 2005 -- The Exploration Company (Nasdaq:TXCO) today announced its Board of Directors has named Chairman of the Board Stephen M. Gose Jr. to the additional position of audit committee member. On Oct. 12, 2005, the Company received a Nasdaq Staff Deficiency Letter indicating TXCO was no longer in compliance with the audit committee composition requirement of Nasdaq Marketplace Rule 4350, which requires a minimum of three independent directors on an audit committee for continued listing. The notification followed the Oct. 5, 2005, announcement that Thomas H. Gose had resigned from TXCO's board and audit committee. Consistent with the same Nasdaq rule, Nasdaq provided TXCO a cure period until the earlier of its next annual shareholder meeting or Oct. 3, 2006, in order to regain compliance.

Stephen Gose qualifies as an independent director under Nasdaq rules and served previously as both chairman and member of the TXCO board's audit committee.

     "Steve Gose returns to a role he knows well," said TXCO President and CEO James E. Sigmon. "He served ably on the audit committee for four years and we welcome his expertise and insight as the board seeks additional independent directors."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended June 30, 2005. A full version of this announcement and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company..

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